Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Makes Second Partial Debt Prepayment and Announces Additional Office Consolidation

Boston, MA, – (BUSINESS WIRE) – Feb 10, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced that in addition to its regularly scheduled debt payments, today it made a $7 million prepayment in advance of the scheduled maturity, permanently reducing its current credit facility by that amount.

Orthofix Executive Vice President and Chief Financial Officer Bob Vaters stated, “This is the second debt repayment we have made ahead of the schedule maturity date within the last three months.  It demonstrates not only our desire to continue deleveraging our balance sheet, but our improved cash generation over the last few months.  With the expected continuation of cash flow improvements we will look for additional opportunities to pay down debt early, increasing the Company’s flexibility to execute its operating plan.”

The Company also announced plans to close its Huntersville, N.C. office by the end of February 2010.  The relocation of the corporate accounting and finance functions from this facility was completed in 2008, and the remaining employees will be relocated prior to the expiration of the current lease in February of next year.

“The consolidation of our operations in Huntersville is part of the broad based effort to reduce operating expenses that we began a year ago,” said Alan Milinazzo, President and CEO of  Orthofix.  “We have already consolidated operations and reduced the number of facilities we previously occupied in Germany and in the U.K., and the previously announced reorganization at our Blackstone Medical business unit began at the end of last year.  The consolidation of Blackstone’s operations in New Jersey and Massachusetts into our Texas facility is scheduled to be completed by the first part of 2010, and we will continue to look for opportunities to optimize our operating efficiency and reduce expenses.”

As Orthofix previously announced, on December 29, 2008 the Company also made a $10 million partial debt repayment ahead of the scheduled maturity date.  Prior to that, the company and its partner, the Musculoskeletal Transplant Foundation (MTF), announced they had achieved a major milestone in their efforts to develop Trinity®  Evolution, a new adult stem cell-based allograft, and accelerated its launch date to June of 2009.  Additionally, Orthofix recently initiated the limited market release of two new products, the Firebird™ pedicle screw system and the PILLAR™ SA interbody device, both of which are expected to be fully launched in the first quarter of 2009.

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Ramius Capital and certain of its affiliates have filed a preliminary proxy statement with the SEC in connection with a special general meeting of shareholders at which Ramius proposes to make changes to the composition of Orthofix’s board of directors.  Orthofix intends to file with the SEC a proxy statement in opposition to Ramius’ proposals.  SHAREHOLDERS ARE URGED TO READ ORTHOFIX’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain (when they are available) a free copy of proxy statements filed with the SEC by Orthofix at the SEC’s website at www.sec.gov or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix International N.V. and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders.  The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan.  Information regarding such participants, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, is set forth in Orthofix’s Revocation Solicitation Statement dated January 12, 2009, which may be obtained free of charge at the SEC’s website at www.sec.gov and Orthofix’s website at www.orthofix.com.  More current information regarding such persons, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, will be set forth in the definitive proxy statement materials to be filed with the SEC and distributed to shareholders by Orthofix as described above.